Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

WireCo WorldGroup Portugal Holdings, SGPS, S.A. (formerly denominated by Luís Oliveira Sá, SGPS S.A.):

We consent to the use of our report dated March 23, 2011 included in this registration statement of WireCo WorldGroup Inc. on Form S-4 with respect to the consolidated balance sheets of Luís Oliveira Sá, SGPS S.A. and subsidiaries as of September 30, 2010 and December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for the nine month period ended September 30, 2010 and for the year ended December 31, 2009, included in this registration statement, and to the reference to our firm under the heading “Experts” in the related prospectus.

/s/ KPMG & Associados, SROC, S.A.

June 14, 2011

Porto, Portugal